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                                                                      Exhibit 21



                           Subsidiaries of the Issuer


The following are the Issuer's significant subsidiaries (including state of incorporation) and percentage of ownership:


 1.   Sparks Exhibits Holding Corporation (Delaware)                     100%

 2.   Sparks Exhibits Corp. (Pennsylvania)                               100%

 3.   Sparks Exhibits, Inc. (Georgia)                                    100%

 4.   Sparks Exhibits, Ltd. (California)                                 100%

 5.   Sparks Exhibits Incorporated (Florida)                             100%

 6.   Expose' Display Systems, Inc. (California)                          51%

 7.   Piper Productions, Inc. (Florida)                                  100%















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